October 29, 2021
HOLLY ENERGY PARTNERS ANNOUNCES OFFICER RETIREMENT
DALLAS--(BUSINESS WIRE)-- Holly Energy Partners, L.P. (NYSE:HEP) announced today that Mark Cunningham has notified the Board of Directors of Holly Logistic Services, L.L.C. (“HLS”), the ultimate general partner of HEP, that he will retire as Senior Vice President, Operations and Engineering of HEP in February 2022. Mr. Cunningham joined HEP in 2004 and held roles of increasing responsibility prior to his appointment to his current role.
Mike Jennings, CEO of HEP, said, “Mark has been instrumental to the performance, culture and growth of HEP since its initial public offering in 2004. On behalf of HEP, I want to thank him for his contributions and wish him the best going forward.”
In connection with Mr. Cunningham’s retirement, his responsibilities will be transferred to four individuals at the company, effective January 1, 2022. To assist with the transition of his responsibilities, Mr. Cunningham has agreed to serve as a consultant for a 12 month period following his retirement.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. Holly Energy, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.

Holly Energy Partners, L.P.
Craig Biery, 214-954-6511
Vice President, Investor Relations
or
Trey Schonter, 214-954-6511
Investor Relations